Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Acquires 56-unit Assisted Living Community in Sacramento, CA

MURFREESBORO, Tenn. - (June 2, 2014) - National Health Investors (NYSE: NHI) announced today the $11.5 million acquisition of a 56-unit assisted living community specializing in memory care services in Sacramento, California. Built in 1999, the community is private-pay, and 94% occupied with monthly revenue per occupied unit of $7,300. The purchase was funded by NHI’s revolving credit facility.

A subsidiary of Chancellor Health Care, LLC will lease and operate the community for an initial 15-year term with two renewal options for 10 years each. The initial lease rate is 8% plus fixed annual escalators.

“This community is a nice addition to our portfolio and the transaction offers NHI the opportunity to expand our relationship with Chancellor Health Care,” said Justin Hutchens, NHI’s CEO and President.

About NHI
National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust (REIT) specializing in financing healthcare real estate by sale-leaseback, joint-venture, mortgages and mezzanine financing. NHI’s investments include senior housing (assisted living, memory care, independent living and senior living campuses), skilled nursing, medical office buildings and specialty hospitals. NHI was incorporated and publicly listed in 1991. For more information, visit www.nhireit.com.

About Chancellor Health Care, LLC
Incorporated in 1992, Chancellor Health Care (CHC) develops and manages long-term senior care communities by providing housing, supportive services and skilled nursing. CHC cares for more than 400 seniors throughout California, Colorado and Maryland. For more information, visit www.chancellorhealthcare.com.